UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

Patriot National Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Patriot Reports First Quarter 2022 Net Income of $800,000; continued growth in loans and deposits

STAMFORD, Conn., May 05, 2022 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. (“Patriot,” “Bancorp” or the “Company”) (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced net income of $800,000, or $0.20 basic and diluted earnings per share for the quarter ended March 31, 2022, compared to a net income of $854,000, or $0.22 basic and diluted earnings per share reported in the first quarter of 2021. The prior year first quarter results included the recognition of an employee retention tax credit (ERC) of $843,000, while no ERC was recognized in the first quarter of 2022.

Along with reporting a substantial improvement net interest income and strong earnings, the Bank reported loan growth of 4.6% and deposit growth of 4.2% for the quarter. Net interest margin improved to 3.06% for the first quarter of 2022. The Bank’s prepaid debit card program continues to be an increasing, low-cost funding source and has nearly tripled in size to $146.8 million as of March 31, 2022, from the $50.0 million in July 2020. The portfolio growth provides a substantial improvement to the Bank’s net interest margin and overall funding costs.

Patriot President & CEO Robert Russell stated: “The Bank experienced strong earnings and asset generation in the first quarter of 2022. Additionally, margin expansion and continued improvement in nonperforming assets contributed to the outcome for the quarter. The Bank continues to focus on solid asset generation and its cost of funds as we navigate the current economic cycle.”

Michael Carrazza, Patriot’s Chairman added, “Patriot is on a strong earnings trajectory as exhibited by the demonstrable improvement in business line growth and pre-tax income. The financial performance and internal preparation are supportive toward the pending merger transaction with American Challenger Development Corp (“American Challenger”), which is nearing the final stages of its process. The merger transaction remains subject to regulatory and shareholder approvals.”

Financial Results:

As of March 31, 2022, total assets increased $27.0 million to $975.5 million, as compared to $948.5 million on December 31, 2021, primarily due to increase in net loans which increased from $729.6 million on December 31, 2021, to $763.6 million on March 31, 2022. Total deposits increased from $748.6 million on December 31, 2021, to 779.8 million on March 31, 2022.

Net interest income for the quarter ended March 31, 2022, was $6.8 million, versus $6.1 million for the quarter ended March 31, 2021, with the increase primarily attributable to the growth in the loan portfolio over the past year.

The Bank’s net interest margin showed continued improvement, with an increase to 3.06% for the quarter ended March 31, 2022, compared with 2.99% for the first quarter of 2021.

No provision for loan losses was recorded for the quarter ended March 31, 2022 and 2021, due to stability and improvement in classified loans. As of March 31, 2022, the allowance for loan losses was 1.26% of total loans, compared with 1.34% on December 31, 2021.

Non-interest income for the quarter ended March 31, 2022, was $814,000, versus $442,000 for the quarter ended March 31, 2021. The increase in the current quarter was primarily attributable to gains from sales of SBA loans totaled $208,000 along with higher non-interest income from the prepaid card program.

Non-interest expense for the quarter ended March 31, 2022, was $6.4 million, versus $5.4 million for the quarter ended March 31, 2021. The 2021 first quarter included an employee retention credit in the amount of $843,000. The organization was no longer eligible for the Employee Retention Credits under the CARES Act program in 2022.

For the quarter ended March 31, 2022, a provision for income taxes of $311,000 was recorded, compared to a provision for income taxes of $319,000 for the quarter ended March 31, 2021.

As of March 31, 2022, shareholders’ equity was $62.7 million, compared with $67.3 million on December 31, 2021. Patriot’s book value per share was $15.84 on March 31, 2022, compared with $17.02 on December 31, 2021. The change was attributable to a decline in the market value of the Bank’s investment portfolio during the quarter associated with rising market interest rates.

About the Company:

Patriot Bank is headquartered in Stamford and operates 9 branch locations: in Scarsdale, NY; and Darien, Fairfield, Greenwich, Milford, Norwalk, Orange, Stamford, Westport, CT with Express Banking locations at Bridgeport/ Housatonic Community College, downtown New Haven and Trumbull at Westfield Mall. The Bank also maintains SBA lending offices in Stamford, Connecticut, Florida, Georgia, Mississippi, along with a Rhode Island operations center.

Founded in 1994, and now celebrating its 28th year, Patriot National Bancorp, Inc. (“Patriot” or “Bancorp”) is the parent holding company of Patriot Bank N.A. (“Bank”), a nationally chartered bank headquartered in Stamford, CT. Patriot operates with full-service branches in Connecticut and New York and provides lending products and services nationally. Patriot’s mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small businesses owners. Patriot places great value in the integrity of its people and how it conducts business. An emphasis on building strong client relationships and community involvement are cornerstones of Patriot’s philosophy as it seeks to maximize shareholder value.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995:
Certain statements contained in Bancorp’s public statements, including this one, may be forward looking. These forward-looking statements are based on Patriot’s current expectations and assumptions regarding Patriot’s businesses, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent risks, uncertainties, changes in circumstances and other factors that are difficult to predict. Many possible events or factors could affect Patriot’s future financial results and performance and could cause the actual results, performance or achievements of Patriot to differ materially from any anticipated results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others: (1) changes in prevailing interest rates which would affect the interest earned on the Company’s interest earning assets and the interest paid on its interest bearing liabilities; (2) the timing of re-pricing of the Company’s interest earning assets and interest bearing liabilities; (3) the effect of changes in governmental monetary policy; (4) the effect of changes in regulations applicable to the Company and the Bank and the conduct of its business; (5) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks; (6) the ability of competitors that are larger than the Company to provide products and services which it is impracticable for the Company to provide; (7) the state of the economy and real estate values in the Company’s market areas, and the consequent effect on the quality of the Company’s loans; (8) demand for loans and deposits in our market area; (9) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company; (10) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect the Company; (11) the application of generally accepted accounting principles, consistently applied; (12) the fact that one period of reported results may not be indicative of future periods; (13) the state of the economy in the greater New York metropolitan area and its particular effect on the Company's customers, vendors and communities and other such factors, including risk factors, as may be described in the Company’s other filings with the Securities and Exchange Commission (the “SEC”); (14) political, social, legal and economic instability, civil unrest, war, catastrophic events, acts of terrorism; (15) widespread outbreaks of infectious diseases, including the ongoing novel coronavirus (COVID-19) outbreak; (16) changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (17) our ability to access cost-effective funding; (18) our ability to implement and change our business strategies; (19) changes in the quality or composition of our loan or investment portfolios; (20) technological changes that may be more difficult or expensive than expected; (21) our ability to manage market risk, credit risk and operational risk in the current economic environment; (22) our ability to enter new markets successfully and capitalize on growth opportunities; (23) changes in consumer spending, borrowing and savings habits; (24) our ability to retain key employees; (25) our compensation expense associated with equity allocated or awarded to our employees, (26) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement, as amended, between the Company and American Challenger, or the Investment Agreements between the Company and the investors in the capital raise, (27) the failure to obtain the necessary approvals of the Company’s shareholders, (28) the outcome of any legal proceedings that may be instituted against the Company and/or American Challenger, (29) the failure to obtain required governmental approvals or a delay in obtaining such approvals, (30) the failure of any of the closing conditions in the Merger Agreement, as amended or Investment Agreements related to the capital raise, to be satisfied on a timely basis or at all, (31) delays in closing the proposed Merger or capital raise, (32) the possibility that the proposed Merger and capital raise may be more expensive to complete than anticipated, including as a result of unexpected factors or events, and (33) the dilution caused by the Company’s issuance of additional shares of its capital stock in connection with the proposed transactions.

Additional Information and Where to Find It

In connection with the proposed Merger and capital raise, the Company will file a proxy statement and other relevant documents with the SEC. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at the SEC's Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from the Company by directing such request to the Company at 900 Bedford Street, Stamford, CT, 06901, Attention: Michael Carrazza, telephone: (203) 251-8230.

Participants in the Solicitation

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the Merger and capital raise. A list of the names of such directors and executive officers and information concerning such participants’ ownership of Company common stock is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such Annual Report. Additional information about the interests of those participants may be obtained from reading the proxy statement relating to the Merger and capital raise when it becomes available, or by directing a request to the Company at 900 Bedford Street, Stamford, CT, 06901, Attention: Michael Carrazza, telephone: (203) 251-8230.

American Challenger and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the Merger and capital raise. A list of the names of such directors and executive officers and information regarding their interests in the Merger will be contained in the proxy statement when available.

Contacts:
Patriot Bank, N.A.	Joseph Perillo	Robert Russell
900 Bedford Street	Chief Financial Officer	President & CEO
Stamford, CT 06901	203-252-5954	203-252-5939
www.BankPatriot.com

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)	March 31, 2022	December 31, 2021	March 31, 2021

Assets
Cash and due from banks:
Noninterest bearing deposits and cash	$9,026	$3,264	$2,593
Interest bearing deposits	35,290	43,781	81,681
Total cash and cash equivalents	44,316	47,045	84,274
Investment securities:
Available-for-sale securities, at fair value	83,260	94,341	57,893
Other investments, at cost	4,450	4,450	4,450
Total investment securities	87,710	98,791	62,343

Federal Reserve Bank stock, at cost	2,869	2,843	2,744
Federal Home Loan Bank stock, at cost	4,184	4,184	4,503

Gross loans receivable	773,339	739,488	676,676
Allowance for loan losses	(9,737)	(9,905)	(10,426)
Net loans receivable	763,602	729,583	666,250

SBA loans held for sale	5,820	3,129	2,829
Accrued interest and dividends receivable	5,596	5,822	6,270
Premises and equipment, net	31,269	31,500	33,128
Other real estate owned	-	-	1,216
Deferred tax asset	13,755	12,146	11,274
Goodwill	1,107	1,107	1,107
Core deposit intangible, net	284	296	331
Other assets	14,992	12,035	9,919
Total assets	$975,504	$948,481	$886,188

Liabilities
Deposits:
Noninterest bearing deposits	$237,825	$226,713	$173,520
Interest bearing deposits	542,024	521,849	519,358
Total deposits	779,849	748,562	692,878

Federal Home Loan Bank and correspondent bank borrowings	90,000	90,000	90,000
Senior notes, net	12,000	12,000	11,946
Subordinated debt, net	9,818	9,811	9,789
Junior subordinated debt owed to unconsolidated trust, net	8,121	8,119	8,112
Note payable	740	791	943
Advances from borrowers for taxes and insurance	2,574	1,101	2,158
Accrued expenses and other liabilities	9,719	10,753	6,425
Total liabilities	912,821	881,137	822,251

Commitments and Contingencies	-	-	-

Shareholders' equity
Preferred stock	-	-	-
Common stock	106,500	106,479	106,363
Accumulated deficit	(36,698)	(37,498)	(41,738)
Accumulated other comprehensive loss	(7,119)	(1,637)	(688)
Total shareholders' equity	62,683	67,344	63,937

Total liabilities and shareholders' equity	$975,504	$948,481	$886,188

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
(In thousands, except per share amounts)	March 31, 2022	December 31, 2021	March 31, 2021

Interest and Dividend Income
Interest and fees on loans	$7,664	$7,916	$7,743
Interest on investment securities	570	502	310
Dividends on investment securities	65	73	34
Other interest income	21	22	24
Total interest and dividend income	8,320	8,513	8,111

Interest Expense
Interest on deposits	409	387	785
Interest on Federal Home Loan Bank borrowings	737	756	733
Interest on senior debt	210	227	229
Interest on subordinated debt	234	233	234
Interest on note payable and other	4	3	4
Total interest expense	1,594	1,606	1,985

Net interest income	6,726	6,907	6,126

(Credit) provision for loan losses	-	(200)	-

Net interest income after provision for loan losses	6,726	7,107	6,126

Non-interest Income
Loan application, inspection and processing fees	87	54	63
Deposit fees and service charges	64	61	65
Gains on sale of loans	208	1,534	94
Rental income	192	143	130
Loss on sale of investment securities	-	(43)	-
Other income	263	556	90
Total non-interest income	814	2,305	442

Non-interest Expense
Salaries and benefits	3,346	3,583	2,216
Occupancy and equipment expenses	836	900	920
Data processing expenses	330	363	350
Professional and other outside services	789	956	852
Project expenses, net	52	1,867	10
Advertising and promotional expenses	68	39	62
Loan administration and processing expenses	105	73	24
Regulatory assessments	174	258	228
Insurance expenses	77	66	60
Communications, stationary and supplies	135	154	145
Other operating expenses	517	520	528
Total non-interest expense	6,429	8,779	5,395

Income before income taxes	1,111	633	1,173

Provision (benefit) for income taxes	311	(1,262)	319
Net income	$800	$1,895	$854

Basic earnings per share	$0.20	$0.48	$0.22
Diluted earnings per share	$0.20	$0.48	$0.22

FINANCIAL RATIOS AND OTHER DATA

	Three Months Ended
(Dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021

Quarterly Performance Data:

Net income	$800	$1,895	$854
Return on Average Assets	0.34%	0.79%	0.39%
Return on Average Equity	4.88%	11.21%	5.42%
Net Interest Margin	3.06%	3.05%	2.99%
Efficiency Ratio	85.27%	95.30%	82.14%
Efficiency Ratio excluding project costs	84.58%	75.03%	81.99%
% increase (decrease) in loans	4.58%	3.49%	-7.33%
% increase in deposits	4.18%	1.89%	1.05%
% increase in deposits excluding brokered deposits	1.83%	3.38%	4.66%

Asset Quality:
Nonaccrual loans	$23,466	$23,095	$24,587
Other real estate owned	$-	$-	$1,216
Total nonperforming assets	$23,466	$23,095	$25,803

Nonaccrual loans / loans	3.03%	3.12%	3.63%
Nonperforming assets / assets	2.41%	2.43%	2.91%
Allowance for loan losses	$9,737	$9,905	$10,426

Allowance for loan losses / loans	1.26%	1.34%	1.54%
Allowance / nonaccrual loans	41.49%	42.89%	42.40%

Gross loan charge-offs	$185	$-	$272
Gross loan (recoveries)	$(17)	$(25)	$(114)
Net loan charge-offs (recoveries)	$168	$(25)	$158

Capital Data and Capital Ratios
Book value per share (1)	$15.84	$17.02	$16.21

Shares outstanding	3,956,492	3,956,492	3,944,272

Bank Leverage Ratio	9.94%	9.86%	10.12%

(1) Book value per share represents shareholders' equity divided by outstanding shares.

Deposits:
(In thousands)
	March 31, 2022	December 31, 2021	March 31, 2021
Non-interest bearing:
Non-interest bearing	$120,835	$127,420	$104,766
Prepaid DDA	116,990	99,293	68,754
Total non-interest bearing	237,825	226,713	173,520

Interest bearing:
NOW	42,272	34,741	34,433
Savings	105,871	109,744	103,025
Money market	117,049	113,428	128,069
Money market - prepaid deposits	29,770	51,090	3,775
Certificates of deposit, less than $250,000	158,625	142,246	165,130
Certificates of deposit, $250,000 or greater	53,513	53,584	66,470
Brokered deposits	34,924	17,016	18,456
Total Interest bearing	542,024	521,849	519,358

Total Deposits	$779,849	$748,562	$692,878

Total Prepaid deposits	$146,760	$150,383	$72,529

Total deposits excluding brokered deposits	$744,925	$731,546	$674,422